UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2005

Triad Guaranty Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-22342 (Commission File Number)	56-1838519 (IRS Employer Identification No.)

101 South Stratford Road
Winston-Salem, North Carolina 27104
(Address of principal executive offices) (zip code)

(336) 723-1282
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1-Registrant’s Business and Operations

Item 1.01-Entry into a Material Definitive Agreement

On May 18, 2005, Triad Guaranty Inc. (the “Company” or “Triad”) entered into an agreement with Collateral Investment Corp. (“CIC”) in which CIC will transfer all of its 2,573,551 shares of Triad common stock to the Company in exchange for 2,528,514 newly issued shares of Triad common stock. The difference in the number of shares represents a discount of approximately 1.75% to the Company.

CIC is a corporation of which the Company’s chairman, William T. Ratliff, III, is a shareholder and the president. CIC currently holds 17.52% of the outstanding common stock of the Company. CIC’s affiliate, Collateral Mortgage, Ltd. (“CML”), owns approximately 2,572,500 shares of the issued and outstanding shares of the Company. The board of the Company approved the transaction based upon the unanimous recommendation of a special committee of the Company’s board consisting of four independent outside directors. The committee was advised by special independent outside counsel and received a fairness opinion on the transaction from its financial advisor.

Immediately following the transaction, CIC plans to liquidate and distribute the newly issued Company shares to the CIC shareholders. As a result, the CIC shareholders will have direct ownership of the Company shares rather than an indirect interest through CIC, thereby allowing shareholders to obtain liquidity for their Company shares on a restricted basis over time. Sale of the new Company shares received by the CIC shareholders will be restricted for 90 days following the closing. Furthermore, sales will be restricted to 10,000 Company shares per quarter for each CIC shareholder for up to one year and for up to four years for William T. Ratliff, III and certain members of his family. The transaction is subject to satisfaction of various conditions, including satisfaction of certain regulatory requirements.

The Company’s press release announcing the transaction is incorporated herein by reference and is filed as an exhibit to this Report.

Item 9.01 Financial Statements and Exhibits

     (c) Exhibits

     Exhibit Number 99.1 — Text of the Press Release Dated May 18, 2005.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Triad Guaranty Inc.

Date: May 20, 2005	By:	/s/ Eric B. Dana

	Name:	Eric B. Dana
	Title:	Senior Vice President & Chief Financial Officer